EXHIBIT 99.2
Federal Signal Corporation
2007 Income by Quarter
($’s in millions, except per share data)

	Q1	Q2	Q3	Q4	Full Year
	2007	2007	2007	2007	2007
Net Sales	$213.0	$243.2	$228.5	$257.0	$941.7
Cost of sales	(157.4)	(176.2)	(164.4)	(187.9)	(685.9)
Operating expenses	(38.8)	(44.4)	(44.5)	(46.0)	(173.7)

Operating income	16.8	22.6	19.6	23.1	82.1
Interest expense	(6.1)	(5.7)	(6.4)	(8.0)	(26.2)
Other expense	(0.3)	(0.4)	(0.3)	(2.1)	(3.1)

Income before income taxes	10.4	16.5	12.9	13.0	52.8
Income tax expense	(3.1)	(4.3)	(2.7)	(1.9)	(12.0)

Income from continuing operations	7.3	12.2	10.2	11.1	40.8
Gain (loss) from discontinued operations and disposal, net of tax	23.4	(1.1)	(5.7)	(2.5)	14.1

Net income	$30.7	$11.1	$4.5	$8.6	$54.9

Gross margin on revenues	26.1%	27.5%	28.1%	26.9%	27.2%
Operating margin on revenues	7.9%	9.3%	8.6%	9.0%	8.7%
Effective Tax Rate	30.1%	26.0%	21.0%	15.0%	22.9%

Diluted earnings per share:
Income from continuing operations	$0.15	$0.25	$0.21	$0.23	$0.85
Gain (loss) from discontinued operations and disposal, net of tax	0.49	(0.02)	(0.12)	(0.05)	0.30

Diluted earnings per share	$0.64	$0.23	$0.09	$0.18	$1.15

Average common shares outstanding — millions	47.8	47.8	47.8	47.8	47.8

Memorandum: Depreciation and amortization expense	$2.6	$3.1	$3.5	$4.2	$13.4

Federal Signal Corporation
2007 Segment Income by Quarter
($’s in millions)

	Q1	Q2	Q3	Q4	Full Year
	2007	2007	2007	2007	2007
Group results:

Safety and Security Systems Group:
Orders	$97.9	$93.0	$88.5	$88.1	$367.5
Net Sales	78.7	95.9	94.4	98.2	367.2
Operating Income	9.5	14.3	12.7	13.1	49.6
Operating Margin	12.0%	14.9%	13.5%	13.3%	13.5%
Backlog	$78.0	$75.3	$71.7	$61.2	$61.2

Fire Rescue Group:
Orders	$61.5	$38.2	$36.5	$43.7	$179.9
Net Sales	20.6	30.7	25.2	47.2	123.7
Operating Income	1.7	3.6	2.9	5.4	13.6
Operating Margin	8.3%	11.7%	11.5%	11.4%	11.0%
Backlog	$105.5	$114.8	$132.4	$133.6	$133.6

Environmental Solutions Group:
Orders	$110.5	$108.1	$102.7	$136.9	$458.2
Net Sales	113.7	116.6	108.9	111.6	450.8
Operating Income	10.1	11.1	9.5	9.5	40.2
Operating Margin	8.9%	9.5%	8.7%	8.5%	8.9%
Backlog	$125.5	$117.0	$111.4	$136.9	$136.9

Corporate operating expenses	$(4.5)	$(6.4)	$(5.5)	$(4.9)	$(21.3)

Total Operating Income	$16.8	$22.6	$19.6	$23.1	$82.1